Exhibit 5.1
780 NORTH WATER STREET
MILWAUKEE, WI 53202-3590
TEL 414-273-3500
FAX 414-273-5198
www.gklaw.com

May 18, 2011

Manpower Inc.
100 Manpower Place
Milwaukee, Wisconsin  53212

Ladies and Gentlemen:

We have acted as your counsel in connection with the issuance by Manpower Inc., a Wisconsin corporation (the “Company”), of up to 3,000,000 shares of common stock, $0.1 par value (the “Shares”), pursuant to the Company’s 2011 Equity Incentive Plan (the “Plan”), as described in the Company’s Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on May 18, 2011 (the “Registration Statement”).

We have examined:  (a) the Plan and the Registration Statement, (b) the Company’s Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.